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                                                                   Exhibit 10.13

                             Student Advantage, LLC
                             Student Advantage, Inc.
                                280 Summer Street
                                Boston, MA 02210




                                                  October 20, 1998



Princeton Review Publishing, L.L.C.



Gentlemen:


         Reference is made to the ownership by Princeton Review Publishing, L.L.C. ("Princeton") of membership interests in Student Advantage LLC (the "LLC"), which will be exchanged for capital stock in Student Advantage, Inc. (the "Company"), and the agreements set forth on SCHEDULE A attached hereto to which Princeton is a party.

         As you are aware, the following transactions are being contemplated with respect to the LLC and the Company:

                  (i) The Operating Agreement dated as of March 25, 1996 by and among the members of the LLC is being amended such that outstanding membership interests are being reclassified (the "Reclassification") into common membership interests and preferred membership interests. A copy of the proposed Amendment to the Operating Agreement is attached hereto as EXHIBIT A;

                  (ii) Immediately following the Reclassification, pursuant to the LLC Purchase Agreement (a copy of which is attached hereto as EXHIBIT B), by and among the LLC, all members of the LLC (the "Members"), Student Advantage, Inc. (the "Company"), Greylock IX Limited Partnership ("Greylock") and Mark Turtletaub ("Turtletaub," and together with Greylock, the "Purchasers"), the Purchasers are purchasing from the Members certain of the preferred membership interests then outstanding (the "Purchase");

                  (iii) Immediately following the Purchase, pursuant to the Exchange Agreement by and among the Members and the Company, each Member is exchanging his common membership interests and preferred membership interests for shares of the Company's Common Stock and shares of Series A Convertible Preferred Stock (the "Exchange"); and




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                  (iv)     Immediately following the Exchange, the Purchasers,
         pursuant to a Series A Convertible Preferred Stock Purchase Agreement, are purchasing from the Company 1,250,000 shares of Series A Convertible Preferred Stock, pursuant to the Series A Convertible Preferred Stock Purchase Agreement among the Company, Raymond Sozzi and the Purchasers.

                  (v) The following ancillary agreements are being executed in connection with the foregoing transactions (the "Transactions"): (i) a Co-Sale Agreement by and among Raymond Sozzi, the Purchasers and Princeton (pursuant to which the Purchasers and Princeton are being granted, among other things, certain co-sale rights); (ii) an Investor Rights Agreement by and among the Company, the Purchasers and Princeton (pursuant to which the Purchasers and Princeton will be granted, among other things, certain pre-emptive rights and registration rights); and
         (iii) a Shareholders' Agreement by and among the Company and the shareholders (pursuant to which the Company, the Purchasers, Princeton and Raymond Sozzi are being granted certain rights). In addition, certain other ancillary agreements set forth on the attached Schedule B are being executed in conjunction with the Transactions.

         The Company and the LLC represent and warrant that (1) all material agreements, instruments and other documents being executed and/or delivered (the "Documents") in conjunction with the Transactions are listed in this letter agreement (including schedules and exhibits hereto) and (2) except for non-material changes, a true and correct copy of the execution version of each of them with respect to the Transactions, have been provided to Princeton.

         As a result of the Transactions, Princeton's investment in the LLC will be changed to an investment in a "C" corporation in which Princeton will hold shares of Common Stock and Series A Preferred Stock. Accordingly, Princeton's rights as a shareholder in the Company will be subject to, among other things, the Company's Certificate of Incorporation, By-Laws, the Co-Sale Agreement, Investor Rights Agreement and the Shareholders' Agreement.

         Princeton hereby agrees that, immediately prior to the Exchange, all agreements and arrangements set forth on SCHEDULE A hereto shall terminate and be of no further force and effect; PROVIDED, HOWEVER, that the following provisions of the Investment Agreement dated March 25, 1996, as amended by two separate letters (the "Letters") dated as of September 8, 1997 (the "Investment Agreement") shall remain in full force and effect: (a) Section 9 ("Marketing"), including all subsections thereunder; (b) Section 10.1(a)(ii) ("Indemnification by the Company and the Member") but only to the extent claims for indemnity arising thereunder relate to the Company's breach of its obligations set forth in Section 9 of the Investment Agreement; (c) Section 10.2(ii) ("Indemnification by Investor"), but only to the extent such claim for indemnity arising thereunder relate to Princeton's surviving covenants under the Investment Agreement; (d) Section 10.4 ("Notice and Right to Defend Third Party Claims");
(e) Section 10.5 (`Payment of Amounts Due"); (f) Section



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10.6 ("Basket and Limitation for Indemnification"); (g) Section 10.7
("Limitation for Indemnification by the Member"); (h) Section 10.8 ("Audit Right"); and (i) Section 11 ("Additional Provisions") in its entirety. The Company further agrees that any provision in the Letters providing for indemnification of Princeton in respect of tax liabilities incurred as a result of the LLC's activities shall survive in full force and effect. The Company also hereby agrees and acknowledges that the Term Promissory Note issued to Princeton Review Publishing, LLC, dated September 8, 1997 remains in full force and effect and shall be repaid by the Company within 7 days of the closing of the Transactions set forth above.

                  Notwithstanding anything to the contrary contained herein, the Company agrees that should the Company propose to enter into an agreement (a "Kaplan Purchase Agreement") with Stanley H. Kaplan Educational Centers, Ltd., its parent The Washington Post, Inc. or any majority owned (directly or indirectly) affiliate of its parent, The Washington Post, Inc. (collectively "Kaplan") in which the Company proposes to sell all or substantially all of the assets or business of the Company by merger, sale of assets or otherwise to Kaplan then Princeton shall have a right of first refusal to purchase all or substantially all of the assets of the Company, as the case may be, on the same terms as are offered to Kaplan. Princeton shall have ten (10) business days from the time of written notification of the Kaplan Purchase (the "Notice Period") to exercise its right of first refusal. In the event Princeton does not exercise the foregoing right of first refusal, Princeton shall have the right to, at any time during the Notice Period but not thereafter, immediately terminate Princeton's obligations under Section 9 ("Marketing") of the Investment Agreement upon written notice to the Company. The rights set forth in this paragraph shall terminate in the event of an initial public offering of the Company's capital stock.

                  Notwithstanding anything to the contrary contained herein the Company agrees that as long as Princeton owns at least 5% of the issued and outstanding shares of the Company's voting securities (including the Series A Preferred Stock), the Company shall nominate one person designated by Princeton to be elected to the Company's Board of Directors and will use its best efforts to cause such person to be elected. In addition, the Company agrees that it shall provide Princeton with such copies of the Company's financial statements and reports as are required to be provided to the Purchasers pursuant to Section
8.2 of the Series A Stock Purchase Agreement executed in conjunction with the Transactions. The rights set forth in this paragraph shall terminate in the event of an initial public offering of the Company's capital stock.

                  The Company further agrees that: (a) with respect to any remaining distributions to be made to Members of the LLC by the LLC and/or the Company in respect of the 1997 tax year, Princeton's share of such distributions shall be equal to 10% and (b) to the extent that the LLC's 1997 or 1998 income is greater than the amount on which Princeton's 45% distribution shall have been calculated and causes Princeton to incur greater future tax obligations than calculated ("the Excess Tax"), the Company shall distribute additional funds to Princeton in an amount equal to the amount of Princeton's Excess Tax; provided, however, that should the LLC's 1998 income be less than calculated causing Princeton to incur tax obligations that are less than calculated (the "Tax Shortfall"),




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Princeton will refund that portion of any distribution made that was in excess of the distribution required to be made by the LLC because of the Tax Shortfall. In no event shall the payments under the September 8, 1997 Letter Agreement for Partial Purchase between Sozzi, Princeton and the LLC be deemed a distribution for purposes of this letter agreement.

                  Notwithstanding any other provision herein, Raymond Sozzi hereby agrees that the representations (as of the time they were given) made in paragraph 4 of the Letter Agreement for Partial Purchase dated September 8, 1997 between Sozzi, Princeton and the LLC, shall survive and remain in full force and effect for a period of two years from the date of this Agreement. Raymond Sozzi further agrees that he shall vote all membership interests in the LLC and all shares in the Company over which he has power to vote to effect the provisions of this letter agreement.

                  This letter agreement is entered into in consideration of Princeton's waiver of certain rights in respect of and consent to the Transactions. In the case of any conflicting provision or provisions of overlapping coverage between this letter agreement and any of the other Documents, then this letter agreement shall supercede any such other provisions. This letter agreement and the Documents referenced herein constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter. No amendment, modification or termination of, or waiver under, any provision of the Agreement shall be valid unless in writing and signed by the parties hereto.

                  The Company shall not, directly or indirectly (except where authorized by Princeton, for the benefit of Princeton), for or on behalf of any person, at any time: divulge to any person other than Princeton, or use or cause to authorize any third parties to use, any information provided by Princeton to the Company, other than information that is publicly available (the "Confidential Information") (whether or not the Confidential Information is labeled as confidential or secret); or provide such Confidential Information to its employees or directors, expect on a need to know basis. The Company shall prevent its officers, directors, employees and agents and any other person from taking any action that would breach this confidentiality provision, if such action were taken by the Company itself.



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                                             Sincerely,

                                             Student Advantage LLC


                                             By: /s/ Raymond V. Sozzi, Jr.
                                                 -------------------------------
                                                 Name: Raymond V. Sozzi, Jr.
                                                 Title: President


Accepted and Agreed to:                      Accepted and Agreed (only as to
                                             the representations in the second
                                             to last paragraph hereof)


PRINCETON REVIEW PUBLISHING LLC


By: /s/ John Katzman                         /s/ Raymond V. Sozzi, Jr.
    -------------------------------          -----------------------------------
     Name: John Katzman                      Raymond V. Sozzi, Jr.
     Title: President



STUDENT ADVANTAGE, INC.


By  /s/ Raymond V. Sozzi, Jr.
    ------------------------------------
    Name: Raymond V. Sozzi, Jr.
    Title: President







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                                   SCHEDULE A




1.       Security Agreement dated March 25, 1996

2.       Pledge Agreement dated March 25, 1996

3.       Operating Agreement dated March 25, 1996

4.       Contract of Right of Co-Sale dated March 25, 1996

5.       Letter Agreement for Partial Purchase dated September 8, 1997

6. Investment Agreement dated March 25, 1996, as amended by Letter Agreements for Partial Purchase dated September 8, 1997.






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                                   SCHEDULE B



1. Stock Purchase Agreement (list of purchasers, exceptions to representations, list of security holders, opinion of counsel).

2.       Charter (Certificate of Amendment)

3.       Voting Agreement

4.       Investor Rights Agreement

5.       Co-Sale Agreement

6.       LLC Purchase Agreement

7.       Amended and Restated Operating Agreement

8.       Amendment No. 1 to Amended and Restated Operating Agreement

9.       Exchange Agreement

10.      Restated By-Laws

11.      Amendment to Employment Agreement with Raymond Sozzi

12. Letter Agreement with Main Quad as to election of director and settlement of contingent rights

13.      Shareholders Agreement

14.      Consent of AT&T

15.      Consent of US Trust

16.      Consent of Retal, Ltd.

17.      Agreements with Princeton Review (Put Agreement and this letter)

18.      Agreement with Andrea Abegglen regarding exercise of options.




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19.      Proxy granted by certain LLC members to Sozzi

20.      Certificate of the Secretary of the Company (bylaws, resolutions)

21.      Unanimous Consent of the Board of Directors of the Company

22.      Consent of Shareholders of Company.

23.      Joint Consent of the Board of Directors and Members of LLC.







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